Exhibit 99.1

Leaf Group Appoints Deborah A. Benton to its Board of Directors

SANTA MONICA, Calif., (January 29, 2019) — Leaf Group Ltd. (NYSE: LEAF), a diversified consumer Internet company, today announced the appointment of Deborah A. Benton to its Board of Directors.

“Deborah Benton brings an impressive background in e-commerce and retail to her role on our Board of Directors,” said Sean Moriarty, CEO of Leaf Group. “We know that our Board and company will benefit from her deep operational experience and strategic insights.”

Ms. Benton has more than 15 years of experience as an executive, consultant, investor and board member with both young and established companies. Currently, Ms. Benton serves as an Investment Partner at Kaktus Capital, which invests in early-stage consumer branded companies and technology companies that facilitate the consumer experience, and a Senior Consultant for Mitchell Madison Group, where she leads the consumer and retail practice, assisting clients in a wide array of areas, including retail strategy, supply chain management, cost reduction and control, organizational design and operational scaling. She has also held several senior level operating roles at Nasty Gal, a fast growing women’s fashion retailer, including serving as its President and Chief Operating Officer. Prior to joining Nasty Gal, Ms. Benton also held leadership positions at ShoeDazzle and Teleflora. Additionally, Ms. Benton serves as a director for TomboyX, The Bouqs Company and Carbon38.

“I am thrilled to be joining Leaf Group at this exciting moment in the company’s development,” said Benton. “I look forward to working with the talented leaders at Leaf Group.”

Deborah Benton is filling the vacancy on the board created by the resignation of Victor Parker on November 5, 2018.

About Leaf Group

Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com.

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Investor Contacts

Jantoon Reigersman

Chief Financial Officer

310-917-6413

IR@leafgroup.com

Shawn Milne

415-264-3419

shawn.milne@leafgroup.com

Media Contact

Sharna Daduk

310-917-6405

sharna.daduk@leafgroup.com

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